EXHIBIT 10-(aa)


   1997

   BLACK HILLS CORPORATION

   RESULTS

   COMPENSATION

   PROGRAM























      BLACK HILLS POWER AND LIGHT COMPANY
      WYODAK RESOURCES DEVELOPMENT CORP.
      WESTERN PRODUCTION COMPANY

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                  RESULTS COMPENSATION PROGRAM


In 1997, the Results Compensation program initiated in 1994 is being continued with some modifications. In 1997, participating companies will have the same goal based upon consolidated earnings per share. This program has significantly enhanced the Corporation's compensation philosophy and practice.

The Results Compensation program is designed to recognize and reward the contribution that group performance makes to corporate success when goals are met. Results Compensation can pay financial rewards up to 8 percent of your earnings.


GROUP PERFORMANCE

There are several elements that go into determining the success of the Corporation. Some of these elements include: the contributions employees make to achieve goals; both on an individual basis and as part of a work unit, in addition to the market, general economic conditions, quality of management, strategic plans, and regulatory agencies.

In general, the current merit/base pay system provides individual pay opportunities that are competitive in our respective industry and geographic location coupled with the Corporation's ability to pay. The emphasis of the Results Compensation program is an added incentive to reward plan participants based on Corporate performance.


RESULTS COMPENSATION PROGRAM OBJECTIVES

The Results Compensation program is designed to meet the following objectives:

   * Enhance and broaden the current compensation philosophy and pay practice.

   * Share the results of the Corporation with the people who contribute to that success and who participate in the program.

   * Motivate work performance and behavior that supports the Corporate financial goals.

   * Increase the employee's understanding of the Corporation's business.




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RESULTS COMPENSATION GUIDELINES


   * The program encompasses a one-year period; January 1, 1997, through December 31, 1997. Results Compensation awards, if earned and approved, will be paid out in the first quarter of the following year.

   * Regular full-time and regular part-time employees are eligible to participate in this program. (Note: ENSERCO employees are not eligible to participate and an employee who transfers to or from a bargaining unit position will receive a pro-rated Results Compensation award, if approved, relative to the amount of time worked in the non-bargaining unit position and gross pay earned in the non-bargaining unit position while qualified under the program.)

   * An individual employee's Results Compensation  award, if any, will be paid
     on  gross  pay  as  it  appears on the employee's W-2 form.   This
     includes regular, overtime, paid time off and other forms of premium pay.

   * The Local 1250, IBEW, has elected not to participate in this program.

   * The maximum Results Compensation bonus and award an employee may receive is 8 percent.

   * In determining the bonus percentage to be paid, calculations will be rounded to one decimal place (e.g., 1.4%) not rounded to the nearest whole percentage amount.

   * Any participating employee whose employment relationship is terminated voluntarily or involuntarily prior to the end of the program year will not be eligible for any Results Compensation award. Exceptions would be death, long-term disability or retirement.


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DETERMINING RESULTS COMPENSATION AWARDS

The Results Compensation program has a single financial goal. The financial goal consists of a Corporate Consolidated Earnings Per Share (EPS) Goal. Whether a program award is paid and how much any award will be, depends on how well and to what degree the goal was obtained as evaluated by the Board of Directors.

GOAL:       CORPORATE CONSOLIDATED EARNINGS PER SHARE (EPS) GOAL.

Earnings Per Share are equal to the total consolidated profit divided by the number of shares of Black Hills Corporation common stock owned by shareholders.

The maximum award an employee may receive is 8 percent from the program. Since this is a consolidated Corporate goal, all employees in the different business units will have the same goal. The specific target goal for 1997 is $2.00 as shown below.

            EARNINGS PER SHARE TARGET AND PAYOUTS


                                          Consolidated
                                               EPS                  BONUS
Earnings Per Share
  Results Compensation Target:                $2.00
                                              $2.02                  0.4%
                                              $2.04                  0.9%
                                              $2.06                  1.5%
                                              $2.08                  2.2%
                                              $2.10                  3.0%
                                              $2.12                  3.9%
                                              $2.14                  4.8%
                                              $2.16                  5.9%
                                              $2.18                  7.0%
                                              $2.19                  8.0%

1997 Results Compensation Target is calculated based upon a 6% annual growth factor from the 1995 EPS of $1.78.

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BOARD OF DIRECTORS RETAIN DISCRETION


This program is not at any time a contract of employment. The Company reserves the right to change this program whenever and in any manner it deems appropriate. Irrespective of changes in the program, no rights are vested. All awards are earned only when and if finally approved by the Board of Directors notwithstanding anything contained in the program that may be construed to be to the contrary.

The Board of Directors, in its sole and absolute discretion, may decline to approve any award, though the participant may have achieved or exceeded threshold and target levels of performance. Setting a threshold or target of performance for any participants does not constitute a promise to pay an award even if the participant meets the threshold or target of performance. In determining whether to make an award and the amount of the award, the Board of Directors may consider criteria other than or in addition to the threshold and target performance determined under this program. Nothing in this program is a promise by the Corporation to continue to employ any participant for any period of time.